Exhibit 16.1

March 23, 2011

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:     China Health Industries Holdings, Inc. (Commission file number: 000-51060)

We have read the statements under Item 4.01 of the Current Report on Form 8-K of China Health Industries Holdings, Inc., to be filed with the Securities and Exchange Commission on March 23, 2011 regarding the change of auditors.

We agree with all statements pertaining to us.

We have no basis to agree or disagree with any other statements made in Item 4.01.

Yours truly,

/s/ E-Fang Accountancy Corp. & CPA
E-Fang Accountancy Corp. & CPA